Exhibit 10-24+

FEI COMPANY
RESTRICTED STOCK UNIT AGREEMENT
[NAME]
NOTICE OF GRANT
FEI Company (the “Company”) hereby grants you, [Name] (the “Employee”), an award of Restricted Stock Units (“RSUs”) under the Company’s 1995 Stock Incentive Plan (the “Plan”). The date of this Restricted Stock Unit Agreement (the “Agreement”) is [DATE] (the “Grant Date”). Subject to the provisions of Appendix A (attached) and Appendix B (attached) and of the Plan, the principal features of this award are as follows:
Number of RSUs:    [________]

Vesting Schedule:	The RSUs (if any) in which Employee may vest will depend upon achievement of performance metrics set forth in and in accordance with the Performance Matrix, attached hereto as Appendix B.*

IMPORTANT:
* Except as otherwise provided in Appendix A or Appendix B, Employee will not vest in the RSUs unless he or she is employed by, or otherwise providing services to, the Company or one of its subsidiaries through the applicable vesting date.
Your signature below indicates your agreement and understanding that this award is subject to all of the terms and conditions contained in Appendix A, Appendix B and the Plan. For example, important additional information on vesting and forfeiture of the RSUs is contained in paragraphs 4 through 8 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A AND APPENDIX B, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT.
FEI COMPANY                    EMPLOYEE

[NAME]                        [NAME]

[TITLE]

Date: ___________, 201__                Date: ___________, 201__

APPENDIX A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS
1.    Definitions. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.
2.    Grant. The Company hereby grants to the Employee under the Plan an award of the Number of RSUs set forth on the Notice of Grant, subject to all of the terms and conditions in this Agreement and the Plan.
3.    Company’s Obligation to Pay. Each RSU has a value equal to the fair market value of a share of Common Stock (“Share”) on the date that the RSU is granted. Unless and until the RSUs have vested in the manner set forth in paragraphs 4, 5 or 6, the Employee will have no right to payment of such RSUs. Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation. Payment of any vested RSUs shall be made in whole Shares only.
4.    Vesting Schedule/Period of Restriction. Except as provided in paragraphs 5 and 6, the RSUs awarded by this Agreement shall vest in accordance with the vesting provisions set forth on the first page of this Agreement and Appendix B. Employee shall not vest in the RSUs in accordance with any of the provisions of this Agreement (including its appendices) unless the Employee shall have been continuously employed by, or providing services to, the Company or by one of its subsidiaries from the Grant Date until the date the RSUs are otherwise scheduled to vest.
5.    Modifications to Vesting Schedule.
(a)    Vesting upon Leave of Absence. Notwithstanding anything in paragraph 4 to the contrary, and except as otherwise provided by the Compensation Committee of the Board of Directors of the Company (the “Committee”) or as required by applicable law, vesting of the RSUs shall be suspended during any unpaid leave of absence, other than military leave, of more than ninety (90) days. The vesting schedule shown in the Notice of Grant will be delayed for the number of days that the unpaid leave of absence extends beyond ninety (90) days. The suspension of vesting will commence on the ninety-first (91st) day of the leave and will end on the date the Employee returns to work on a regular schedule as determined by the Company. No vesting credit will be awarded for the time vesting has been suspended during such leave of absence.
(b)    Death of Employee. In the event of the Employee’s death, one hundred percent (100%) of the RSUs subject to this RSU award shall vest on the date of the Employee’s death. In the event that any applicable law limits the Company’s ability to accelerate the vesting of this award of RSUs, this paragraph 5(b) shall be limited to the extent required to comply with applicable law.
6.    Committee Discretion. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the RSUs at any time, subject to the terms of the Plan. If so accelerated, such RSUs will be considered as having vested as of the date specified by the Committee. If the Committee, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the RSUs, the payment of such accelerated RSUs nevertheless shall be made at the same time or times as if such RSUs had vested in accordance with the vesting schedule set forth on the first page of this Agreement (whether or not the Employee remains employed by the Company or by one of its subsidiaries as of such date(s)).
7.    Changes in Capital Structure.
(a)    Stock Splits; Stock Dividends. If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares or dividend payable in shares, recapitalization or reclassification appropriate adjustment shall be made by the Board of Directors in the number and kind of shares subject to the RSUs. The Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.
(b)    Mergers, Reorganizations, Etc. In the event of a merger, consolidation or plan of exchange to which the Company is a party or a sale of all or substantially all of the Company's assets (each, a "Transaction"), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating this award of RSUs:
(i)    This award shall remain in effect in accordance with its terms.

(ii)    This award shall be assumed or substituted by the surviving corporation or its parent with an award with substantially the same terms as this award. The amount and type of securities subject thereto shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be issued to holders of shares of the Company.
(iii)    If this award is not continued in accordance with paragraph 7(b)(i) or assumed or substituted in accordance with paragraph 7(b)(ii), this award shall be accelerated and cancelled after payment to the Employee in Shares of an amount equal to the RSUs subject to this award at the time of the Transaction.
8.    Payment after Vesting. Any RSUs that vest in accordance with paragraphs 4 or 5 will be paid to the Employee (or in the event of the Employee’s death, to his or her estate) as soon as practicable following the date of vesting but in no event later than the date that is two and one-half (2½) months from the end of the Company’s tax year that includes the vesting date, subject to paragraph 11. Any RSUs that vest in accordance with paragraph 7 will be paid to the Employee (or in the event of the Employee’s death, to his or her estate) in accordance with the provisions of such paragraph, subject to paragraph 11. For each RSU that vests, the Employee will receive one Share, subject to paragraph 11.
9.    Forfeiture. Notwithstanding any contrary provision of this Agreement, the balance of the RSUs that have not vested pursuant to paragraphs 4, 5 and 6 at the time the Employee is no longer employed by, or providing service to, the Company for any or no reason will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company.
10.    Death of Employee. Any distribution or delivery to be made to the Employee under this Agreement will, if the Employee is then deceased, be made to the administrator or executor of the Employee’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
11.    Withholding of Taxes. The Company (or the subsidiary of the Company employing Employee) will withhold a portion of the RSUs that have an aggregate market value sufficient to pay the required federal, state and local income, employment and any other applicable taxes required to withheld by the Company or the subsidiary of the Company employing Employee with respect to the RSUs, unless the Employee makes alternate arrangements satisfactory to the Board of Directors for such withholdings in advance of the date the withholding obligations arise. Notwithstanding any contrary provision of this Agreement, no Shares will be issued unless and until satisfactory arrangements (as determined by the Board of Directors) have been made by the Employee with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to such Shares. In addition and to the maximum extent permitted by law, the Company (or the subsidiary of the Company employing Employee) has the right to retain without notice from salary or other amounts payable to the Employee, cash having a sufficient value to satisfy any tax withholding obligations that cannot be satisfied through the withholding of otherwise deliverable Shares. If the Employee fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Shares otherwise are scheduled to vest pursuant to this Agreement and such Employee is not an “executive officer” of the Company (within the meaning of Section 402 of the Sarbanes Oxley Act of 2002), the Employee will have 30 business days to cure such failure. If such failure is not cured within this 30-day period or, in the case of an “executive officer” of the Company, the Employee has failed to make satisfactory arrangements at the time the applicable Shares otherwise are scheduled to vest, the Employee hereby expressly consents to the Company retaining, to the maximum extent permitted by law and without notice, from salary or other amounts payable to the Employee cash having a sufficient value to satisfy any tax withholding obligations. To the extent such cash is insufficient to satisfy the Company’s tax withholding obligations, the Employee will permanently forfeit the RSUs, or a portion thereof, and such RSUs will be returned to the Company at no cost to the Company.
12.    Rights as Stockholder. Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Employee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
13.    No Effect on Employment. Subject to any employment contract with the Employee, the terms of such employment will be determined from time to time by the Company, or the subsidiary of the Company employing the Employee, as the case may be, and the Company, or the subsidiary of the Company employing the Employee, as the case may be, will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Employee at any time for any reason whatsoever, with or without good cause. The transactions contemplated hereunder and the vesting schedule set forth on the first page of this Agreement do not constitute an express or implied promise of continued employment for any period of time.

14.    Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of General Counsel, FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124, or at such other address as the Company may hereafter designate in writing.
15.    Grant is Not Transferable. Except to the limited extent provided in this Agreement, this grant of RSUs and the rights and privileges conferred hereby will not be sold, pledged, assigned, hypothecated, transferred or disposed of any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process, until the Employee has been issued Shares in payment of the RSUs. Upon any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
16.    Restrictions on Sale of Securities. The Shares issued as payment for vested RSUs under this Agreement will be registered under U.S. federal securities laws and will be freely tradable upon receipt. However, an Employee’s subsequent sale of the Shares may be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.
17.    Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
18.    Additional Conditions to Issuance of Certificates for Shares. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. state or federal governmental agency, which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of vesting of the RSUs as the Committee may establish from time to time for reasons of administrative convenience.
19.    Plan Governs. This Agreement is subject to all the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
20.    Committee Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Employee, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
21.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
22.    Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
23.    Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Employee, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code prior to the actual payment of Shares pursuant to this award of RSUs.
24.    Amendment, Suspension or Termination of the Plan. By accepting this RSUs award, the Employee expressly warrants that he or she has received a right to receive stock under the Plan, and has received, read and understood a description of the Plan. The Employee understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
25.    Notice of Governing Law. This award of RSUs shall be governed by, and construed in accordance with, the laws of the

State of Oregon, without regard to principles of conflict of laws.

1.	The following paragraph applies only to Plan participants who reside in the European Union.
Data Privacy. By signing this Agreement, Employee hereby consents to the collection, use and transfer, in electronic or other form, of Employee’s personal data (“Data”) by the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing Employee’s participation in the Plan. Employee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Employee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Employee’s country. Employee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Employee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Employee deposits any shares of stock acquired upon vesting of the RSUs. Employee understands that Data will be held only as long as is necessary to implement, administer and manage Employee’s participation in the Plan. Employee understands that Employee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or withdraw the consents herein by contacting in writing Employee’s local human resources representative. Employee understands that withdrawal of consent may affect Employee’s ability to exercise or realize benefits from the Plan.

APPENDIX B

PROSPECTUS

FEI COMPANY

COMMON STOCK and rights issued Under
1995 stock incentive plan

Shares of Common Stock of FEI Company (the “Company”) are offered to selected employees, officers, directors and non-employee agents, consultants, advisers, persons involved in the sale or distribution of the Company’s products and independent contractors of the Company and its subsidiaries pursuant to stock options granted under the FEI Company 1995 Stock Incentive Plan, as amended.

______________________________________________________________________________________________________

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
COVERING SECURITIES THAT HAVE BEEN REGISTERED
UNDER THE SECURITIES ACT OF 1933.
______________________________________________________________________________________________________

The date of this Prospectus is December 11, 2015.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the “SEC”). The Company makes available free of charge on its website its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports as soon as reasonably practicable after the Company files such material with, or furnishes it to, the SEC. The Company’s reports, proxy statements and other information are filed with the SEC at the offices of the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. More information on the operation of the Public Reference Room is available by calling the SEC at +1-202-551-8090The SEC also maintains an Internet website at http://www.sec.gov/ where most of the Company’s SEC filings may be obtained. Copies of these materials may also be obtained free of charge by contacting the Company’s investor relations department at +1-503-726-7500.

Additional updating information with respect to the securities and plans covered herein may be provided in the future to plan participants by means of appendices or supplements to this Prospectus.

The Company will promptly furnish, without charge, a copy of the Company’s Annual Report to Shareholders upon written or oral request of any each person to whom this Prospectus is given. Delivery of required documents may be through email or other electronic means at the Company’s discretion.

No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus. This Prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made.

______________________________________________________________________________________________________

TABLE OF CONTENTS

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE    10

THE COMPANY

The Company is the issuer of Common Stock offered pursuant to its 1995 Stock Incentive Plan as amended (the “Plan”). The Company and its subsidiaries design, manufacture and market hardware and software for focused ion beam systems, or FIBs, scanning electron microscopes, or SEMs, transmission electron microscopes, or TEMs, and DualBeam™ systems, which combine a FIB and SEM on a single platform. The address of the principal executive offices of the Company is 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124, U.S.A. The Company’s tele-phone number is +1-503-726-7500.

THE PLAN

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) or to the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Certain stock options granted under the Plan are intended to be incentive stock options as defined in Section 422 of the Code (“Incentive Stock Options”). Other stock options, including all options granted under the Plan to individuals who are not employees of the Company or any of its subsidiaries are not Incentive Stock Options and are referred to in this Prospectus as “Nonstatutory Stock Options.”

Purpose of the Plan

The purpose of the Plan is to enable the Company and its subsidiaries to attract and retain the services of selected directors, officers, employees, agents, consultants, advisers, persons involved in the sale or distribution of the Company’s products and independent contractors, and to encourage them to extend their best efforts on behalf of the Company, by giving such individuals an opportunity to participate in the ownership of the Company.

Eligibility

Eligible participants include employees, officers and directors of the Company, non-employee agents, consultants, advisors, persons involved in the sale or distribution of the Company’s products and independent contractors of the Company or any subsidiary.

Administration

The Board of Directors of the Company (the “Board”) interprets and administers the Plan and may from time to time adopt and amend rules and regulations relating to its administration. Any decision of the Board relating to the Plan will be final and binding on all parties. The Board may delegate to a committee of the Board or specified officers of the Company, or both, the authority to make certain option grants and take certain other actions under the Plan. Additional information about the Plan and administration of the Plan may be obtained from FEI Company, Attn: Legal Department, 5350 NE Dawson Creek Drive, Hillsboro, OR 97124.

Participation and Types of Grants

Stock Options. The Compensation Committee of the Board determines:

•	the persons to whom options are granted;

•	the option price;

•	the number of shares to be covered by each option;

•	the term of each option;

•	the times at which options may be exercised; and

•	whether the option is an Incentive Stock Option or a Nonstatutory Stock Option.

The Compensation Committee determines the exercise price of options under the Plan, provided that with respect to Nonstatutory Stock Options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code (“Section 162(m)”) and all Incentive Stock Options, the option price cannot be less than the fair market value of the Company’s common stock on the date of grant. If an optionee at the time of grant of an Incentive Stock Option owns stock representing more than 10% of the Company’s combined voting power, the option price may not be less than 110% of the fair market value of the Company’s common stock on the date of grant. In addition, the Plan limits the amount of Incentive Stock Options that may become exercisable under the Plan in any year to $100,000 per optionee, based on the fair market value of the stock on the date of grant. No monetary consideration is paid to the Company upon the granting of options. Currently, no employee may be granted options or Stock Appreciation Rights (“SARs”) under the Plan for more than 200,000 shares in connection with the hiring of the employee or 250,000 shares in any subsequent year.

Options granted under the Plan generally continue in effect for the term fixed by the Compensation Committee. However, the term of an Incentive Stock Option may not exceed 10 years from the date of grant, unless the optionee owns more than 10% of the Company’s combined voting power and then the term may not exceed 5 years. (Historically most option grants have had 10-year terms and more recently, 7-year terms.) Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant. Options generally are nontransferable except on the death of a holder. Options generally may be exercised only while an optionee is employed by or in the service of the Company or a subsidiary or within 12 months following termination of employment or service by reason of death or disability or 90 days following termination for any other reason. In the event of the death of an optionee, all outstanding options held by the optionee generally will become fully vested. The Compensation Committee may extend the exercise period of any Nonstatutory Stock Option for any period up to the expiration date of the option and may increase the number of shares for which the option may be exercised up to the total number of shares underlying the option. The purchase price for each share purchased on the exercise of options must be paid in the manner permitted by the Compensation Committee, which may include:

•	cash, including cash that may be the proceeds of a loan from the Company (other than to executive officers);

•	shares of the Company’s common stock valued at fair market value;

•	restricted stock;

•	performance units or other contingent awards denominated in either stock or cash;

•	net exercise;

•	promissory notes (other than to executive officers); or

•	other forms of consideration, as determined by the Compensation Committee.

Upon exercise of an option, the number of shares subject to the option and the number of shares available under the Plan for future option grants are reduced by the number of shares with respect to which the option is exercised.

Automatic Equity Grants to Non-Employee Directors. Each new non-employee director receives Restricted Stock Units (“RSUs”) equal to that number of shares of common stock determined by dividing (i) $200,000, by (ii) the simple average closing price of the Company’s common stock during the full fiscal quarter preceding the quarter in which the director is appointed to the Board, rounded down to the nearest whole share. The number of RSUs to be granted above may be reduced in any particular instance or instances as the Board may determine. These RSUs vest 25% per year over a four-year period commencing on the first anniversary of the grant date.

In addition, each non-employee director, in each calendar year subsequent to the year in which such person became a non-employee director, receives an annual automatic grant of (i) additional RSUs equal to that number of shares of common stock determined by dividing (x) $62,500 by (y) the simple average closing price of the Company’s common stock during the full fiscal quarter preceding the quarter in which the grant is made, rounded down to the nearest whole share, and (ii) options to purchase that number of shares of common stock with a Black-Scholes-Merton value (or such other valuation method and using the assumptions then generally being used by the Company to value its options for financial reporting purposes) equal to $62,500 based upon the simple average closing price of the Company’s common stock during the full fiscal quarter preceding the quarter in which the grant is made, rounded down to the nearest whole share. The option price per share for such options will be no less than 100 percent of the fair market value per share on the date of grant. The number of RSUs and/or options to be granted above may be reduced in any particular instance or instances as the Board may determine. These RSUs and options will fully vest on April 30 in the year following the grant date.

Vesting of the equity grants to non-employee directors is conditioned on the non-employee director continuing to serve as a director of the Company through each applicable vesting date. Notwithstanding the foregoing, (i) if a non-employee director ceases to be a director due to death, 100% of the unvested portion of the equity grant shall become fully vested on the date of death; and (ii) if a non-employee director ceases to be a director at or after age 70 for any reason other than removal for good cause as determined by the Board, 100% of the unvested portion of the equity grant shall become fully vested on the date such non-employee director ceases to be a director.

Stock Appreciation Rights. SARs may be granted under the Plan. SARs may, but need not, be granted in connection with an option grant or an outstanding option previously granted under the Plan. A SAR gives the holder the right to payment from the Company of an amount equal in value to the excess of the fair market value on the date of exercise of a share of the Company’s common stock over its fair market value on the date of grant or, if granted in connection with an option, the option price per share under the option to which the SAR relates.

A SAR is exercisable only at the time or times established by the Compensation Committee. If a SAR is granted in connection with an option, the following rules apply: (1) it is exercisable only to the extent and on the same conditions that the related option is exercisable; (2) it is exercisable only when the fair market value of the stock exceeds the option price of the related option; (3) it may be for no more than 100% of the excess of the fair market value of the stock at the time of exercise over the option price; (4) upon its exercise, the option or portion thereof to which the SAR relates terminates; and (5) upon exercise of the option, the related SAR or portion thereof terminates. Payment by the Company upon exercise of a SAR may be made in:

•	the Company’s common stock valued at its fair market value;

•	cash; or

•	partly in stock and partly in cash, as determined by the Compensation Committee.

The Compensation Committee may withdraw any SAR granted under the Plan at any time and may impose any condition upon the exercise of a SAR. The Compensation Committee also may adopt rules and regulations from time to time affecting the rights of holders of SARs. No SARs have been granted under the Plan.

Stock Bonus Awards. The Compensation Committee may award shares of the Company’s common stock as a stock bonus under the Plan. The Compensation Committee may determine the persons who receive such awards, the number of shares to be awarded and the time of the award. Stock received as a stock bonus is subject to the terms, conditions and restrictions determined by the Compensation Committee at the time the stock is awarded. Upon the issuance of a stock bonus, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued.

Restricted Stock. Under the Plan, the Compensation Committee may issue restricted stock to such persons and in such amounts as it determines. The Committee will also set the terms and restrictions of the grant, including restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued. Participants are required to pay any applicable federal, state or local tax withholdings. Upon the issuance of restricted stock, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued.

Restricted Stock Units. The Compensation Committee may also award RSUs under the Plan. Each RSU will represent a bookkeeping entry amount equal to the fair market value of one share of the Company’s common stock. The terms and conditions of the award, including number of RSUs granted, vesting, payout and transfer restrictions will be specified in an RSU award agreement between the Company and the participant. The Compensation Committee will set vesting criteria that will determine the number of RSUs that will be paid out. The vesting criteria may be based upon Company-wide, business unit or individual performance (including continued employment), or any other basis. Upon vesting, the participant will be entitled to receive a payout as specified in the award agreement, although the Compensation Committee has discretion to reduce or waive any vesting criteria. Earned RSUs may be paid in cash, shares of common stock or a combination thereof. Unearned RSUs will be forfeited to the Company. Shares of common stock represented by RSUs that are fully paid in cash will again be available for grant under the Plan. The Company may use different methods to satisfy any applicable federal, state or local tax withholding requirements of a participant, including withholding the economic value represented by an appropriate portion of the RSU award, making cash demand or by withholding appropriate amounts of securities or cash due the participant from the Company.

Cash Bonus Rights. The Compensation Committee may grant cash bonus rights under the Plan in connection with:

•	options granted or previously granted;

•	SARs granted or previously granted;

•	stock bonuses awarded or previously awarded; and

•	shares sold or previously sold under the Plan.

Bonus rights may be used to provide cash to employees for the payment of taxes in connection with awards under the Plan.

Performance Units. The Compensation Committee may grant performance units consisting of monetary units that may be earned in whole or in part if the Company achieves goals established by the Compensation Committee over a designated period of time not to exceed 10 years. Payment of an award earned may be in cash or stock or both and may be made when earned, or vested and deferred, as the Compensation Committee determines.

Foreign Qualified Grants. Awards under the Plan may be granted to eligible persons residing in foreign jurisdictions. The Compensation Committee may adopt supplements to the Plan required to comply with the applicable laws of foreign jurisdictions and to afford participants favorable treatment under those laws, but no award may be granted under any supplement with terms that are more beneficial to the participants than the terms permitted by the Plan.

Performance Goals. Under Section 162(m), the annual compensation paid to the Company’s Chief Executive Officer and to each of the Company’s other four most highly compensated executive officers may not be deductible to the extent it exceeds $1.0 million. However, the Company is able to preserve the deductibility of compensation in excess of $1.0 million if the conditions of Section 162(m) are met. These conditions include shareholder approval of the amended and restated Plan, setting limits on the number of awards that any individual may receive and for awards other than options, establishing performance criteria that must be met before the award actually will vest or be paid.

We have designed the amended and restated Plan so that it permits the Company to pay compensation that qualifies as performance-

based under Section 162(m). Thus, the Board (in its discretion) may make performance goals applicable to an individual with respect to an award. As determined by the Board, the performance goals applicable to an award will provide for a targeted level or levels of achievement for a performance period (of at least a fiscal quarter of the Company or such longer period as determined by the Board in its sole discretion) using one or more of the following measures: (a) assets or invested capital (b) bookings, (c) cash flow, (d) customer satisfaction, (e) earnings per share, (f) improvement in cash-to-cash cycle, (g) margin, (h) market share, (i) net income, (j) net income as a percentage of revenue, (k) operating income, (l) product development and quality, (m) profit, (n) return on assets, (o) return on equity, (p) return on invested capital, (q) revenue, (r) revenue in new products or markets, (s) success of new acquisitions as measured by sales, margins, net income or other measures, and (t) total shareholder return. The performance goals may differ from individual to individual and from award to award.

Any criteria used may be measured, as applicable (1) in absolute terms, (2) in combination with another performance goal or goals (for example, but not by way of limitation, as a ratio or matrix), (3) in relative terms (including, but not limited to, as compared to results for other periods of time and/or against another company, or companies or an index or indices), (4) on a per-share or per-capita basis, (5) against the performance of the Company as a whole or a specific business unit(s), business segment(s) or product(s) of the Company, and/or (6) on a pre-tax or after-tax basis. The Board, in its discretion, will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any performance goal (for example, but not by way of limitation, the effect of mergers and acquisitions). As determined in the discretion of the Board, achievement of performance goals for a particular award may be calculated in accordance with the Company’s financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results.

Changes in Capital Structure

If shares of the Company’s outstanding common stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any recapitalization, stock split or other specified transactions, the Compensation Committee will make appropriate adjustment to the number and kind of shares available for awards under the Plan (including, but not limited to, the per person limits on grants and the number of RSUs automatically granted to directors). If the Company is a party to a merger, consolidation or plan of exchange or we sell all or substantially all of the Company’s assets, the Compensation Committee may select one of the following alternatives for treating outstanding options under the Plan:

•	outstanding options will remain in effect in accordance with their terms;

•	outstanding options shall be converted into options to purchase stock in the corporation that is the surviving or acquiring corporation in the transaction; or

•
a 30-day period before the completion of the transaction will be provided during which outstanding options will be exercisable to the extent exercisable and, upon the expiration of the 30-day period, all unexercised options will immediately terminate. The Compensation Committee may accelerate the exercisability of options so that they are exercisable in full during the 30-day period.

If the Company is dissolved, options will be treated as described in the third alternative listed above.

Amendment and Termination of the Plan

The Board generally may amend, suspend or terminate the Plan at any time and for any reason. However, except as otherwise provided in the Plan, no amendment to an outstanding award may be made without the holder’s consent. In addition, the termination of the Plan will not affect any outstanding options, right of repurchase, or forfeitability of shares issued under the Plan.

The Plan will continue until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. The Board may suspend or terminate the Plan at any time.

Custodian

Shares purchased by employees under the Plan will be delivered to and held in the custody of a third party stock plan administrator (the “Custodian”). By appropriate instructions from the employee to the Custodian on forms to be provided for that purpose, the Plan participant may instruct the Custodian to (i) transfer all or part of the shares into the participant’s own name and deliver to the participant; (ii) transfer some or all of the participant’s shares into a regular individual brokerage account in the participant’s own name; or (iii) sell some or all of the shares for the participant’s account at the market price at the time the order is executed.

Cash dividends and other cash distributions, if any, on shares held by the Custodian will be paid to the participants unless the Company subsequently adopts a dividend reinvestment plan and the participant directs that his or her cash dividends be reinvested in accordance with such plan. No person has or may create a lien on any funds or securities held by the Custodian under the Plan except as may be provided by law.

FEDERAL INCOME TAX CONSEQUENCES

The following summary is intended only as a general guide to the U.S. federal tax consequences of participation in the Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances. Tax consequences for any particular individual may be different.

Incentive Stock Options

Some options granted under the Plan were intended to qualify as incentive stock options for U.S. federal income tax purposes, although the Company has not granted options as incentive stock options in recent years and we cannot make additional incentive stock option grants under the 1995 Stock Incentive Plan. An optionee will recognize no income upon grant or upon a proper exercise of the incentive stock option (except for purposes of the alternative minimum tax) under current tax law. If an employee exercises an incentive stock option and dispose of the option shares more than two years following the date of grant and more than one year following the date of exercise, any gain or loss realized on subsequent disposition of the shares will be treated as capital gain or loss. If an employee disposes of shares acquired upon exercise of an incentive stock option before the expiration of either the one-year holding period or the two-year waiting period (referred to as a “disqualifying disposition”), any amount realized will be taxable as ordinary compensation income in the year of the disqualifying disposition to the extent that the lesser of the fair market value of the shares on the exercise date or the fair market value of the shares on the date of disposition exceeds the exercise price. We will not be allowed any deduction for federal income tax purposes at either the time of the grant or exercise of an incentive stock option. On any disqualifying disposition by an employee, we generally will be entitled to a deduction to the extent the employee realized ordinary income.

Nonstatutory Stock Options and Stock Appreciation Rights

Other awards authorized to be granted under the Plan are Nonstatutory Stock Options and SARs. Under federal income tax law now in effect, no income is realized by the grantee of a Nonstatutory Stock Option with an exercise price equal to the fair market value on the date of grant or SAR until the option or right is exercised. At the time of exercise of a Nonstatutory Stock Option or SAR, the optionee will realize ordinary compensation income and we generally will be entitled to a deduction in an amount by which the market value of the shares (and any cash) subject to the option or right at the time of exercise exceeds the exercise price. We are required to withhold taxes from the income amount for grantees who were employees at the time of grant. As a result of Section 409A of the Code and the proposed Treasury regulations promulgated thereunder (“Section 409A”), however, Nonstatutory Stock Options granted with an exercise price below the fair market value of the underlying stock (that were not vested as of December 31, 2004) may be taxable to the grantee in the year of vesting in an amount equal to the difference between the then fair market value of the underlying stock and the exercise price of such Awards and may be subject to an additional 20% tax plus penalties and interest (in addition to any state taxes imposed as a result of state laws similar to Section 409A). On the sale or other disposition of shares acquired upon exercise of a Nonstatutory Stock Option or SAR, any additional gain or loss will be taxable as capital gain or loss.

Restricted Stock, Restricted Stock Unit Awards and Other Awards

For other awards granted under the Plan that are payable either in cash or shares of common stock and that are either transferable or not subject to a substantial risk of forfeiture, the holder of such an award generally must recognize ordinary income equal to the excess of (a) the cash or the fair market value of the shares of common stock received determined as of the date of such receipt, over (b) the amount (if any) paid for such shares of common stock by the holder of the award, and the Company will be entitled at that time to a deduction for the same amount. If the participant is an employee, such ordinary income is subject to tax withholdings.

For restricted stock, RSUs and other awards that are payable in shares that have a restriction on transfer and carry a substantial risk of forfeiture (such as a vesting contingency), the tax treatment is as follows. The holder of the award generally will recognize ordinary income equal to the fair market value of the shares determined as of the first time the shares become freely transferable or no longer subject to a substantial risk of forfeiture, whichever occurs first, less the price paid, if any, for the shares. The Company will be entitled at that time to a tax deduction for the same amount. In certain cases, participants may make a special election under the Code at the time of grant to treat an award as though it were not subject to risk of forfeiture and thereby accelerate the date of income recognition. If the participant is or was an employee at the time of grant, such ordinary income is subject to tax withholdings.

Section 409A

Section 409A, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on nonqualified deferred compensation arrangements. These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six (6) months after such officer’s separation from service.

Awards granted under the Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal tax (in addition to any state taxes imposed as a result of state laws similar to Section 409A) on compensation recognized as ordinary income, as well as interest on such deferred compensation. The Internal Revenue Service has not issued final regulations under Section 409A and, accordingly, the requirements of Section 409A (and the application of those requirements to Awards issued under the Plan) are not entirely clear.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON GRANTEES AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A GRANTEE’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE GRANTEE MAY RESIDE.

Application of Section 16 of the Exchange Act

Special rules may apply in the case of individuals subject to Section 16 of the Securities Exchange Act of 1934. In particular, unless a special election is made pursuant to the Code, shares received pursuant to the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized, and the amount of the Company’s tax deduction, are determined as of the end of such period.

Section 162(m)

Section 162(m) limits the amount that we may deduct for compensation paid to our Chief Executive Officer and to each of our four most highly compensated officers in any year to $1.0 million per person. However, the Plan has been designed to permit the Compensation Committee to grant awards that qualify as performance-based compensation under Section 162(m), thereby permitting the Company to receive a federal income tax deduction in connection with such awards.

RESTRICTIONS ON TRANSFERABILITY OF SHARES

Section 16(b) of the Securities Exchange Act of 1934 (the “1934 Act”) requires “insiders” to pay to the Company any “profit” realized through a “purchase and sale” or “sale and purchase” of the Company’s securities within any period of less than six months. Rule 16b‑3 under the 1934 Act provides that a purchase of Common Stock under the Plan is not treated as a purchase for purposes of creating liability under Section 16(b). However, a sale of Common Stock acquired under the Plan is subject to Section 16(b) and may be matched with a purchase (other than under the Plan) to create liability under Section 16(b). The Company may not waive the violation, permit rescission of a transaction with it, or settle for less than the entire “profit” realized, unless recovery on the merits is in serious doubt. All directors and officers of the Company and beneficial owners of 10% or more of the Company’s Common Stock are considered “insiders” for purposes of Section 16(b). The liability to the Company arising under Section 16(b) may limit the ability of officers and directors to dispose of any Common Stock acquired under the Plan within less than six months of an acquisition of shares other than under the Plan.

Sales of the Company’s securities by affiliates of the Company are subject to the registration requirements of the Securities Act of 1933 (the “1933 Act”). As a result, affiliates must sell shares acquired under the Plan pursuant to an effective registration statement or pursuant to an exemption from regis-tration. In this regard, Rule 144 under the 1933 Act may be available for the resale of such shares, provided that all the conditions of the Rule are met at the time of resale.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the S EC are incorporated herein by reference:

(a)    The Company’s latest annual report filed pursuant to Section 13(a) or 15(d) of the 1934 Act or the latest prospectus filed pursuant to Rule 424(b) under the 1933 Act that contains audited financial state-ments for the Company’s latest fiscal year for which such statements have been filed.

(b)    All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above.

(c)    The description of the Common Stock con-tained in the Company’s registration statement filed under Section 12 of the 1934 Act, including any amendment or report filed for the purpose of updating the description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the 1934 Act, as amended, prior to the filing of a post‑effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Copies of any documents or portions of documents incorporated by reference in this Prospectus may be obtained without charge by a written or oral request to Legal Department, FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124, U.S.A., telephone +1-503-726-7500.